Exhibit 10.1

430 North McCarthy Blvd Milpitas, California 95035 USA 408 546-5000 www.jdsu.com

October 23, 2014

David Heard

C/O JDSU

430 N. McCarthy Blvd

Milpitas, CA 95035

Re:	Your Employment with JDS Uniphase Corporation

Dear David:

This letter will confirm the terms of your continued employment with JDS Uniphase Corporation (the “Company” or “JDSU”), and the termination of your employment on April 17, 2015 (the “Termination Date”).

Between the date of this Agreement and April 17, 2015 you will continue in a full time capacity, at your current base salary. You will continue to be eligible to participate in the Company’s Variable Pay Plan (“VPP”). You also will continue to be eligible to participate in the Company’s benefit plans available to all U.S. Company employees pursuant to the terms of those plans. Your previously granted equity awards will continue to vest until the Termination Date pursuant to the terms of each grant.

On the Termination Date, the Company will provide you with your final paycheck, which will include all accrued, unpaid wages and accrued ESPP contributions, if any. Additionally, following the Termination Date, and conditioned upon (a) your termination being for reasons other than for “Cause” (as defined below), and (b) your execution of a separation agreement and release of claims in a form attached hereto as Exhibit “A”, the Company will provide you with the benefits described in Section 3(a)(i) through (iii) of the Company’s 2008 Change of Control Benefits Plan, as Amended, as filed by the Company on Form 8-K on October 23, 2014 (the “Plan”).

Please also note that your employee Proprietary Information and Assignment of Inventions Agreement (or analogous agreement) signed upon the commencement of your employment with the Company continues in full force and effect in accordance with its terms.

For purposes of this letter, “Cause” is defined as (a) willful malfeasance by the employee which has a material adverse impact upon the Company; (b) substantial and continuing willful refusal to perform duties ordinarily performed by an employee in the same or similar position; (c) conviction of the employee of a felony, or of misdemeanor which would have a material adverse effect on the Company’s goodwill if Employee is retained as an employee of the Company; or (d) willful and continuing failure, after notice and opportunity to cure, by Employee to comply with material written or known policies and procedures of the Company including but not limited to the JDS Uniphase Corporation Code of Business Conduct and Policy Regarding Inside Information and Securities Transactions.

To acknowledge your understanding and acceptance of the terms of this letter, we would appreciate your signing where indicated below.

Sincerely,

/s/ Tom Waechter

Tom Waechter
President and Chief Executive Officer

Agreed and Accepted:	Date:

/s/ David Heard	October 23, 2014
David Heard

EXHIBIT “A”

DATE

NAME

C/O JDSU

Re:	Separation from JDS Uniphase Corporation on DATE

Dear NAME,

This letter agreement (“Agreement”) will confirm the terms of your separation from your employment with JDS Uniphase Corporation and its subsidiaries and affiliated entities (the “Company” or “JDSU”) effective DATE (the “Termination Date”). The Effective Date of this Agreement will be the date of your signature below.

On the Termination Date the Company will provide you with your final paycheck which will include all accrued, but unpaid wages and accrued ESPP contributions, if any. Additionally, the Company will provide you with the benefits described in Section 3(a)(i) through (iii) of the Company’s 2008 Change of Control Benefits Plan, as Amended, as filed by the Company on Form 8-K on October 23, 2014 (the “Plan”). For clarity, the base salary used to calculate benefits paid pursuant to Section 3(a)(ii) of the Plan will be your base salary in effect as of October 23, 2014.

Your employee Proprietary Information and Assignment of Inventions Agreement (or analogous agreement) signed upon the commencement of your employment will continue in full force and effect in accordance with its terms. This Agreement shall represent the entire understanding between you and the Company regarding the terms of your employment and termination of employment, will supersede any previous discussions and understandings except as explicitly provided herein, and may not be modified except in writing signed by you and the Company.

In consideration of the terms of this Agreement and exchange for the benefits described above, you agree, on behalf of yourself, your successors and your assigns, to release and absolutely discharge the Company and its present and former officers, directors, agents, employees, attorneys, insurers and affiliated entities from any claims, actions and causes of action, known or unknown, that you may now have, or at any other time had, or shall or may have against these released parties including claims arising from or related to your employment, the termination of your employment, or any other matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time up to and including the date of execution of this Agreement, including but not limited to claims for additional compensation (including bonus and severance payments), equity awards or claimed rights related to equity awards (for clarity, in each case other than as described in the Plan), breach of contract, wrongful termination, retaliation, fraud, misrepresentation, unfair business practices, breach of fiduciary duty, personal injury, defamation or national origin, race, color, age, sex, sexual orientation, religious, disability, medical condition or other discrimination or harassment under the Civil Rights Act of 1964, the Family and Medical Leave Act, the Age Discrimination In Employment Act of 1967 (including the Older Workers’ Benefit Protection Act), the Americans with Disabilities Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Maryland Fair Employment Practices Act, the California Fair Employment and Housing Act, the California Labor Code and any other analogous state or federal laws or any other applicable law, all as they have been or may be amended. To the fullest extent permitted by law, you agree not to file any claim, action or demand based on any of the matters released above.

You agree that this release specifically covers known and unknown claims and you waive your rights under Section 1542 of the California Civil Code or under any comparable law of any other jurisdiction. Section 1542 states: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor”.

You agree to return all Company property, including, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof, and equipment furnished to or prepared by you in the course of or incident to your employment except as otherwise permitted by an authorized representative of the Company. Further, you agree that you will not make or publish, either orally or in writing, any disparaging statement regarding the Company, its employees, clients, vendors, or customers, or in any way impede or interfere with the Company’s customer, supplier and employee relationships. In order to insure that there is no subsequent dispute regarding such potential impedance or interference, you agree that for a period of one (1) year after the Termination Date you will not, for yourself or any third party, solicit for employment any person who was employed by the Company as of the Termination Date.

In the event of any dispute relating to or arising out of this Agreement, its performance or its breach, such dispute shall be resolved by confidential binding arbitration conducted by the American Arbitration Association, pursuant to its rules, before a single arbitrator. You and the Company each acknowledge that both you and the Company are giving up the right to have disputes identified in this paragraph resolved by a judge or jury in a judicial forum.

If any provision of this Agreement, or its application to any person, place, or circumstance, is held by an arbitrator or a court of competent jurisdiction to be invalid, unenforceable, or void, such provision shall be enforced (by blue-penciling or otherwise) to the greatest extent permitted by law, and the remainder of this Agreement and such provision as applied to other persons, places, and circumstances shall remain in full force and effect. This Agreement may be executed in counterparts and/or by facsimile signature and have the same force and effect as an original with all original signatures set forth in a single document. With the exception of the agreement to arbitrate, this Agreement shall be governed by the laws of the state of California.

You agree that you have been advised that you have twenty-one (21) days to consider the terms of this Agreement (but may sign it at any time beforehand if you so desire), and that you can consult an attorney in doing so. You also understand that you can revoke your acceptance of the terms of this Agreement within seven (7) days of signing it by sending a certified letter to that effect to the Company’s Chief Executive Officer. Notwithstanding the foregoing, you agree that the portion of this Agreement that pertains to the release of claims under the ADEA shall not become effective or enforceable until the seven (7) day revocation period has expired, but that all other terms of this Agreement will become effective upon your signature below.

Sincerely,

Tom Waechter
President and Chief Executive Officer

Agreed and Accepted:	Date:

NAME